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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Century Aluminum Company on Form S-8 for the Ravenswood Aluminum Corporation Salaried Employee Defined Contribution Retirement Plan of our reports dated February 19, 1996, on the consolidated financial statements of Century Aluminum Company and subsidiaries as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 appearing in Amendment No. 4 to Registration Statement No. 33-95486 of Century Aluminum Company on Form S-1.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Charleston, West Virginia

June 28, 1996